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                                                                   EXHIBIT 21.1


                                   Exhibit 21
                            Tufco Technologies, Inc.
                         Subsidiaries of the Registrant
                            As of September 30, 1997


Tufco Tech, Inc., a Delaware corporation
Tufco, Inc., a Delaware corporation
Technologies, I, Inc., a Delaware corporation
TFCO, Inc., a Delaware corporation
Tufco, L.P., A Delaware limited partnership